Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD MOTOR COMPANY REPORTS JUNE U.S. SALES

•  Ford's June U.S. sales totaled 269,404, down 7 percent.
•  Car sales totaled 107,608, up 7 percent.
•  Fusion, Milan and Zephyr pace Ford to higher car sales in 5 of the last 6 months.
•  Truck sales totaled 161,796, down 14 percent.
•  Land Rover sales were up 13 percent - 17 months in a row of higher sales.

DEARBORN, Mich., July 3 - Ford Motor Company's U.S. sales totaled 269,404, down 7 percent. Car sales were up 7 percent, but truck sales were down 14 percent.

In the first six months of 2006, Ford's U.S. sales totaled 1.55 million, down 4 percent. Car sales were up 5 percent and truck sales were down 9 percent.

"Our performance in the car market is cause for optimism," said Al Giombetti, president, Ford and Lincoln Mercury marketing and sales, "because it shows we can win in the industry's most competitive segment."

Ford's domestic brands (Ford, Lincoln and Mercury) have achieved higher car sales in five of the last six months.

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Demand for Ford's all-new mid-size sedans (Ford Fusion, Mercury Milan, and Lincoln Zephyr) remained strong with combined June sales of 19,149. In the last three months, sales for this trio averaged 19,655 a month.

Higher gas prices are contributing to lower truck sales, particularly in the large SUV and pickup categories. Traditional truck-based SUVs have declined industry-wide for four years in a row, but the decline in large pickups is a relatively recent phenomenon.

"After the sharp run-up in gasoline prices in April, some truck buyers delayed purchases," noted Giombetti. "Truck buyers are not as likely as SUV buyers to leave the segment, but some buyers are deferring purchases to balance higher monthly payments and higher fuel costs."

Ford's F-Series truck, America's best-selling vehicle, posted June sales of 65,452, down 10 percent compared with a year ago. In the first six months of 2006, F-Series sales totaled 400,177, down 2 percent from the same period a year ago. Nonetheless, Ford has outperformed the industry in the full-size pickup segment having increased its share of segment by over two percentage points.

Ford's best selling SUV experienced larger declines. Explorer sales were off 36 percent in June and Expedition sales were off 46 percent.

In the first six months of 2006, lower sales of traditional SUVs (76,322) more than accounted for the overall sales decline among Ford's domestic brands (56,703).

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